Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 4

Dated as of December 5, 2024

Between

EVERGY, INC.,

As Issuer and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

As Trustee

THIS SUPPLEMENTAL INDENTURE NO. 4 (this “Supplemental Indenture No. 4”), dated as of December 5, 2024, between EVERGY, INC., a Missouri corporation (the “Company”) (and successor by the Merger (hereinafter defined) to Great Plains Energy Incorporated, the “Predecessor Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”), amends and supplements the Subordinated Indenture, dated as of May 18, 2009 between the Company and the Trustee, governing the issuance of debt securities (the “Base Indenture”), Supplemental Indenture No. 1, dated as of May 18, 2009, between the Predecessor Company and the Trustee (“Supplemental Indenture No. 1”), Supplemental Indenture No. 2, dated as of March 22, 2012, between the Predecessor Company and the Trustee (“Supplemental Indenture No. 2”) and Supplemental Indenture No. 3, dated as of June 4, 2018, among the Predecessor Company, the Company and the Trustee (“Supplemental Indenture No. 3”). The Base Indenture, as amended and supplemented by Supplemental Indenture No. 1, Supplemental Indenture No. 2 and Supplemental Indenture No. 3 shall be referred to herein as the “Original Indenture,” and the Original Indenture, as amended and supplemented by this Supplemental Indenture No. 4, shall be referred to as the “Indenture.”

RECITALS

WHEREAS, the Predecessor Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Predecessor Company’s unsecured subordinated debentures, notes or other evidences of indebtedness (the “Securities”), to be issued from time to time under the Base Indenture in one or more series as might be determined by the Company;

WHEREAS, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017, by and among Westar Energy, Inc., a Kansas corporation, the Predecessor Company, the Company, and King Energy, Inc., a Kansas corporation, the Predecessor Company merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, pursuant to Supplemental Indenture No. 3, dated as of June 4, 2018 to supplement the Original Indenture, the Company, as a successor corporation resulting from the Merger, assumed all of the obligations of the Predecessor Company under the Original Indenture, including the due and punctual payment of the principal of and premium, if any, and interest on the Outstanding Notes and the performance of every covenant of the Original Indenture on the part of the Predecessor Company to be performed or observed;

WHEREAS, Section 13.01(a)(3) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 2.05 of the Base Indenture;

WHEREAS, pursuant to Section 2.05 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 6.65% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “Notes”), the form and terms of the Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture No. 4; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 4, and all requirements necessary to make this Supplemental Indenture No. 4 a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture No. 4 has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE ONE

Relation to Indenture; Additional Definitions

Section 1.01. Relation to Indenture. This Supplemental Indenture No. 4 constitutes an integral part of the Original Indenture, and supplements and amends the Original Indenture solely with respect to the Notes. To the extent of any inconsistency between this Supplemental Indenture No. 4 and the Base Indenture, Supplemental Indenture No. 1, Supplemental Indenture No. 2 or Supplemental Indenture No. 3, this Supplemental Indenture No. 4 shall govern.

Section 1.02. Additional Definitions. For all purposes of this Supplemental Indenture No. 4, capitalized terms used herein shall have the respective meanings specified below or in the Original Indenture, as the case may be.

“business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“calculation agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. Unless the Company has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Company will appoint a calculation agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Company does not redeem all of the outstanding Notes on such redemption date, the Company will appoint a calculation agent for the Notes as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the Notes when so required). The Company may appoint the Company or an affiliate of the Company as calculation agent.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“compound interest” has the meaning set forth in Section 4.01.

“First Reset Date” has the meaning set forth in Section 2.03.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination

Date as published (or, if fewer than five consecutive business days are so published on the applicable Reset Interest Determination Date, for such number of business days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.65% per annum, which is the same interest rate as in effect from and including the Original Issue Date to, but excluding, the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“interest payment date” has the meaning set forth in Section 2.03(a).

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding June 1, 2025.

“Maturity Date” has the meaning set forth in Section 2.02.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Optional Deferral Period” has the meaning set forth in Section 4.01.

“Original Issue Date” means December 5, 2024.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on December 5, 2024, in the case of any rating agency that published a rating for the Company as of December 5, 2024, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after December 5, 2024 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“record date” has the meaning set forth in Section 2.03.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to this Supplemental Indenture No. 4.

“Reset Date” means the First Reset Date and June 1 of every fifth year after 2030.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Rights Plan” has the meaning set forth in Section 4.02.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv) a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after December 5, 2024, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

All references herein to Articles, Sections or Exhibits, unless otherwise specified, refer to the corresponding Articles, Sections or Exhibits of this Supplemental Indenture No. 4. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture No. 4.

ARTICLE TWO

The Series of Notes

Section 2.01. Designation and Principal Amount. There is hereby authorized a series of Securities designated as 6.65% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 limited in aggregate principal amount to $500,000,000; provided, however, that the Company, without notice to or consent of the Holders, may issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions (except for the issue date and, if applicable, the date from which interest accrues and the first Interest Payment Date) as the Securities of this series. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 2.05 of the Base Indenture.

Section 2.02. Stated Maturity. The Notes will mature on June 1, 2055 (the “Maturity Date”), subject to earlier redemption at the Company’s option as set forth herein.

Section 2.03. Interest and Interest Rate.

(a) The Notes will bear interest (i) from and including the Original Issue Date to, but excluding, June 1, 2030 (the “First Reset Date”) at the rate of 6.65% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.558%, to be reset on each Reset Date. Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on June 1 and December 1 (each, an “interest payment date”) of each year, beginning on June 1, 2025, to Holders at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar day preceding such interest payment date (whether or not a business day) if any of the Notes do not remain in book-entry only form (each, a “record date”), subject to the Company’s right to defer interest payments as described in Article Three below. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(b) The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the calculation agent to promptly notify, in writing, the Trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

(c) If an interest payment date, redemption date, or the Maturity Date of the Notes falls on a day that is not a business day, payment will be made on the next succeeding business day with the same force and effect as if made on such payment date.

Section 2.04. Place of Payment; Denominations. Principal of and premium, if any, and interest on the Notes will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose which shall initially be the corporate trust office of the Trustee located at 500 Ross Street, Suite 625, Pittsburgh, Pennsylvania 15262, Attn: Transfers/Redemptions provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Notes register or by wire transfer to an account appropriately designated by the Person entitled to payment at least 10 business days prior to the applicable Interest Payment Date. Payments with respect to any Global Note will be made by wire transfer to the Depositary for the Notes.

No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.05. Place of Notices and Demands With Respect to the Notes. The place where the Holders of the Notes may make notices and demands to or upon the Company in respect of the Notes shall be the Corporate Trust Office of the Trustee.

Section 2.06. Global Notes. The Notes shall be issuable in whole or in part in the form of one or more permanent Global Notes in definitive, fully registered form, without interest coupon (the “Global Notes”). The Global Notes shall be deposited on the date of original issuance thereof with, or on behalf of, the Depositary.

Section 2.07. Form of Securities. The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form attached as Exhibit A.

Section 2.08. Sinking Fund Obligations. No sinking fund is provided for the Notes.

Section 2.09. Paying Agent and Registrar. The Trustee is hereby appointed as initial paying agent and initial registrar for the Notes. The Notes shall be payable at the Corporate Trust Office of the Trustee.

Section 2.10. Other Terms of the Notes. The other terms of the Notes shall be as expressly set forth herein and in Exhibit A hereto.

ARTICLE THREE

Subordination

The following subordination provisions for the Notes are established pursuant to Section 15.01 of the Base Indenture and are in addition to the provision of Article XV of the Base Indenture, which shall apply to the Notes, except that Section 3.03 of this Supplemental Indenture No. 4 replaces in its entirety Section 15.04 of the Base Indenture and the definition of Senior Indebtedness included in Section 3.01 of this Supplemental Indenture No. 4 replaces the definition of Senior Indebtedness in Section 1.01 of the Base Indenture.

Section 3.01. Notes Subordinated to Senior Indebtedness. The Company covenants and agrees, and each Holder of the Notes, by his acceptance thereof, likewise covenants and agrees, that (a) the indebtedness represented by the Notes and the payment of the principal of and any premium or interest on each and all of the Notes is subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness; and (b) Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness or extension or renewal of such Senior Indebtedness (other than any such amendment, modification or waiver that makes such Senior Indebtedness subordinated or equal in right of payment to the Notes).

With respect to the Notes, in the event (a) of any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings, or (b) subject to the provisions of Section 3.02, that (i) a default shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness and such default shall have continued beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness (and the Trustee shall have received written notice thereof from the Company or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), or (ii) the maturity of any such Senior Indebtedness shall have been accelerated because of a default in respect of such Senior Indebtedness (and the Trustee shall have received written notice thereof from the Company or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), then:

(1) the holders of all such Senior Indebtedness shall first be entitled to receive, in the case of clause (a) above, payment of all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) and (ii) of clause (b) above, payment of all amounts due upon all such Senior Indebtedness, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive any payment on account of the principal of or any premium or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to Article III or Article IV of the Base Indenture;

(2) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes would be entitled except for the provisions of this Article Three, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, shall be paid or distributed, as the case may be, by the Person making such payment or distribution, whether a trustee in bankruptcy, receiver or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably according to aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment, in the case of clause (a) above, of all amounts due and to become due upon all such Senior Indebtedness, or, in the case of subclauses (i) and (ii) of clause (b) above, of all amounts due upon all such Senior Indebtedness, in each case remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Notes; and

(3) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, in respect of principal of or any premium or interest on any of the Notes or in connection with the repurchase by the Company of any of the Notes, shall be received by the Trustee or the Holders of any of the Notes before, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness is paid in full (or provision is made for such payment), then such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of, in the case of clause (a) above, all amounts due and to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness, in each case until all such amounts shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

For purposes of this Article Three, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article Three with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) all such Senior Indebtedness is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its properties and assets as an entirety, or substantially as an entirety, to any winding-up, liquidation or reorganization for the purposes of this Section 3.01 if such other Person shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article XII of the Base Indenture. Nothing in this Section 3.01 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 9.06 of the Base Indenture.

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of the Company, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Company (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Company; (ii) all finance lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Company for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

Section 3.02. Disputes with Holders of Certain Senior Indebtedness. Any failure by the Company to make any payment of or on or perform any other obligation under any Senior Indebtedness, other than any Senior Indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section 3.02 shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default with respect to such Senior Indebtedness under clause (b) of the second paragraph of Section 3.01 if (i) the Company shall be disputing its obligation to make such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, or (B) in the event of a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

Section 3.03. Subrogation. Subject to the payment in full, in the case of clause (a) of the second paragraph of Section 3.01, of all amounts due and to become due on all Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) of the second paragraph of Section 3.01, of all amounts due on all such Senior Indebtedness, as the case may be, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which are subordinated in right of payment to Senior Indebtedness of the Company to the same extent as the Notes are subordinated, or which by their express terms rank equally in right of payment with the Notes with regard to Senior Indebtedness, and which in each case are entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness. Such subrogation shall continue until all amounts owing on the Notes shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders of the Notes, no such payment or distribution made to the holders of such Senior Indebtedness by virtue of this Article Three that otherwise would have been made to the Holders of the Notes shall be deemed to be a payment by the Company on account of such Senior Indebtedness. The provisions of this Article Three are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand.

Section 3.04. Obligation of the Company Unconditional. Nothing contained in this Article Three or elsewhere in this Supplemental Indenture No. 4 or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to such Holders the principal of and any premium and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of such Holders and the creditors of the Company other than the holders of such Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder of the Notes from exercising all remedies otherwise permitted by this Indenture or applicable law upon default under this Supplemental Indenture No. 4, subject to the rights, if any, under this Article Three of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company received by the Trustee or the holders of the Notes upon the exercise of any such remedy and the rights of the holders of such Senior Indebtedness to enforce the provisions of subparagraph (3) of the second paragraph of Section 3.01 against the Trustee and the Holders of the Notes.

Upon payment or distribution of assets of the Company referred to in this Article Three, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding-up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Three.

The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article Three, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article Three, and, if such evidence is not furnished, the Trustee may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment.

ARTICLE FOUR

Option to Defer Interest and Covenants

Section 4.01. Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as relates to the Notes, this Supplemental Indenture No. 4, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Maturity Date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

Section 4.02. Covenants. During any Optional Deferral Period, the Company will not do any of the following:

(a) declare or pay any dividends or distributions on any Capital Stock of the Company;

(b) redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(c) pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes in right of payment; or

(d) make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment;

provided; however, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of the Company common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company to all holders of the Company common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Company preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company common stock, (c) issue any of the shares of the Company Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company Capital Stock or exchange or convert one class or series of the Company Capital Stock for another class or series of the Company Capital Stock, (e) purchase fractional interests in shares of the Company Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company common stock related to the issuance of the Company common stock or rights under any dividend reinvestment plan or related to any of the Company benefit plans for the Company directors, officers, employees, consultants or advisors, including any employment contract, (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) and (h) settle conversions of any convertible notes that rank equally with the Notes.

Section 4.03. Notice of Deferral. The Company will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

ARTICLE FIVE

Optional Redemption of the Notes

Section 5.01. Optional Redemption. The Company may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus (subject to the provisions set forth in Section 5.04 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

Section 5.02. Redemption Following a Tax Event. The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event at a redemption price in cash equal to 100% of the principal amount of the Notes, plus (subject to the provisions set forth in Section 5.04 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Section 5.03. Redemption Following a Rating Agency Event. The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event at a redemption price in cash equal to 102% of the principal amount of the Notes, plus (subject to the provisions set forth in Section 5.04 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Section 5.04. Payments of Interest. Notwithstanding any statement in Article Five to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and this Supplemental Indenture No. 4, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Section 5.05. Payment of Notes On Redemption. As it applies solely to the Notes, Section 3.03 of the Base Indenture is replaced in its entirety as follows:

“Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in Section 5.04 of Supplemental Indenture No. 4, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in Section 5.06 of Supplemental Indenture No. 4 and (b) such redemption shall have been canceled in accordance with the provisions of Section 5.06 of Supplemental Indenture No. 4 because such condition shall not have been satisfied. If only part of a note is redeemed, the Trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption (or otherwise reduce the principal balance of such Note in accordance with the Depositary’s customary policies and procedures). If the Company elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.”

Section 5.06. Notice of Redemption. As it applies solely to the Notes, Section 3.02(e) of the Base Indenture is replaced in its entirety as follows:

“If, at the time a notice of redemption is given, (i) the Company has not effected satisfaction and discharge of the Notes pursuant to Article V of the Base Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Company will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.”

ARTICLE SIX

Events of Default

Section 6.01. Events of Default As it applies solely to the Notes, the first paragraph of Section 8.01(a) of the Base Indenture is replaced in its entirety as follows:

(a) If one or more of the following Events of Default with respect to the Notes of any series shall have occurred and be continuing:

(1) default by the Company in the payment of any interest upon any Note and the continuance of such default for 30 days;

(2) a default by the Company in the payment of principal of or any premium on any Note when due at Maturity, on redemption, by declaration or otherwise, and the continuance of such default for one (1) business day;

(3) a default by the Company in the performance of or breach of any covenant or warranty in this Indenture and continuance of such default for 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Notes then outstanding; or

(4) the Company shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or any other case or proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or consent to the filing of such petition or to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of the property of the Company, or make any general assignment for the benefit of creditors, or the notice by it in writing of its inability to pay its debts generally as they become due, or the taking of any corporate action by the Company in furtherance of any such action.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 33% in principal amount of the Notes then outstanding may declare all the Notes to be due and payable immediately.

Neither the Trustee nor the Holders of the Notes shall be entitled to declare the principal of or accrued and unpaid interest on the Notes to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (c) above, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Notes; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (c) above with respect to the Notes shall have occurred and shall be continuing, the Trustee and the Holders of the Notes may exercise the other rights and remedies available under this Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

ARTICLE SEVEN

Amendment of Indenture

Section 7.01. Reports By The Company. As it applies solely to the Notes, Section 7.03 of the Base Indenture is hereby amended by adding the following at the end thereof:

“Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

Section 7.02. Notices. As it applies solely to the Notes, Section 16.03 of the Base Indenture is hereby amended by adding the following at the end thereof:

“The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and related financing documents and delivered using Electronic Means (defined below); provided, however, that the Company, as applicable, shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company, as applicable, whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in their discretion elect to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company, and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company, as applicable. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee ’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.”

Section 7.03. Submission to Jurisdiction. As it applies solely to the Notes, Article XVI of the Base Indenture is hereby amended by adding the following at the end thereof:

“Section 16.12 Submission to Jurisdiction. The Company hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of new York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.”

ARTICLE EIGHT

Miscellaneous Provisions

Section 8.01. The Indenture, as supplemented by this Supplemental Indenture No. 4, is in all respects hereby adopted, ratified and confirmed.

Section 8.02. This Supplemental Indenture No. 4 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 8.03. THIS SUPPLEMENTAL INDENTURE NO. 4 AND EACH NOTE SHALL BE GOVERNED BY AND DEEMED TO BE A CONTRACT MADE UNDER, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.04. If any provision in this Supplemental Indenture No. 4 limits, qualifies or conflicts with another provision hereof that is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

Section 8.05. In case any provision in this Supplemental Indenture No. 4 or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.06. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the proper authorization or due execution hereof or of the Notes by the Company or as to the validity or sufficiency of this Supplemental Indenture No. 4 or the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds of the Notes.

Section 8.07. Counterparts. The parties may sign any number of copies of this Supplemental Indenture No. 4 (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture No. 4 or in any other certificate, agreement or document related to this Supplemental Indenture No. 4 shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The exchange of copies of this Supplemental Indenture No. 4 and of signature pages by PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture No. 4 as to the parties hereto and may be used in lieu of the original Supplemental Indenture No. 4 for all purposes.

Section 8.08. FATCA. In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to this Supplemental Indenture No. 4, the Company agrees (i) to provide to the Trustee sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability, and (iii) to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this paragraph shall survive the termination of this Supplemental Indenture No. 4.

Section 8.09. OFAC Compliance. With respect to the Notes:

(a) The Company covenants and represents that neither it nor, to the knowledge of the Company, any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government (including the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”).

(b) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any part of the proceeds received in connection with the Indenture or any other of the transaction documents (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 4 to be duly executed as of the day and year first above written.

EVERGY, INC.

By	/s/ Geoffrey T. Ley
Name:	Geoffrey T. Ley
Title:	Vice President, Corporate Planning and Treasurer

ATTEST:

By	/s/ Heather A. Humphrey
Name: Heather A. Humphrey
Title: Senior Vice President, General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By	/s/ April Bradley
Name: April Bradley
Title: Vice President

[Signature Page to Supplemental Indenture No. 4]

Exhibit A

[FORM OF NOTE]

[Certificated Note]

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO EVERGY, INC. OR ITS AGENT OR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.:	$__________
CUSIP No.: 30034W AE6
ISIN No.: US30034WAE66

6.65% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

Evergy, Inc., a Missouri corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay to Cede & Co., or registered assigns, the principal sum of __________ Dollars ($__________) on June 1, 2055 (the “Maturity Date”), and to pay interest thereon (i) from and including the December 5, 2024 (the “Original Issue Date”) to, but excluding, June 1, 2030 (the “First Reset Date”) at the rate of 6.65% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined on the reverse hereof) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined on the reverse hereof) as of the most recent Reset Interest Determination Date (as defined on the reverse hereof) plus a spread of 2.558%, to be reset on each Reset Date (as defined on the reverse hereof).

Interest Payment Dates: June 1 and December 1, beginning June 1, 2025, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Record Dates: (i) if all of the Notes are in book-entry form represented by one or more Global Notes, the Business Day immediately preceding the applicable Interest Payment Date and (ii) if any of the Notes are not in book-entry form represented by one or more Global Notes, the 15th calendar day preceding such Interest Payment Date (whether or not a Business Day) (each such date in clauses (i) and (ii), a “Regular Record Date”).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

EVERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series referred to

in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as

Trustee

By:
Authorized Officer

[Reverse of Note]

6.65% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

1.	Interest

Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on June 1 and December 1 (each, an “Interest Payment Date”) of each year, beginning on June 1, 2025, to Holders at the close of business on the Regular Record Date for the applicable Interest Payment Date, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the Calculation Agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with following provisions:

As provided above, the applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the Calculation Agent to promptly notify, in writing, the Trustee and each Paying Agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an Interest Payment Date, redemption date, or the Maturity Date of the Notes falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such payment date.

“Business Day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. Unless the Company has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Company does not redeem all of the outstanding Notes on such redemption date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or an affiliate of the Company as Calculation Agent.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive Business Days are so published on the applicable Reset Interest Determination Date, for such number of Business Days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.65% per annum, which is the same interest rate as in effect from and including the Original Issue Date to, but excluding, the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding June 1, 2025.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to the Indenture.

“Reset Date” means the First Reset Date and June 1 of every fifth year after 2030.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

2.	Optional Interest Deferral

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date of the Notes or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms hereof). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms hereof), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references herein to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Maturity Date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, the Company will not do any of the following:

(i)	declare or pay any dividends or distributions on any Capital Stock of the Company;

(ii)	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(iii)

pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes in right of payment; or

(iv)	make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment;

provided; however, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of the Company’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company to all holders of the Company’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Company’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s common stock, (c) issue any of shares of the Company’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s Capital Stock or exchange or convert one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock, (e) purchase fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s common stock related to the issuance of the Company’s common stock or rights under any dividend reinvestment plan or related to any of the Company’s benefit plans for the Company’s directors, officers, employees, consultants or advisors, including any employment contract, (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share), and (h) settle conversions of any convertible notes that rank equally with the Notes.

The Company will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

3.	Subordination

The indebtedness represented by the Notes and the payment of the principal of and any premium or interest on each and all of the Notes is subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), to the extent set forth in the Indenture. Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness or extension or renewal of such Senior Indebtedness (other than any such amendment, modification or waiver that makes such Senior Indebtedness subordinated or equal in right of payment to the Notes).

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of the Company, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Company (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into the Company; (ii) all finance lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Company for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

4.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date next preceding each Interest Payment Date even if Notes are canceled after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC, as Depositary.

5.	Paying Agent and Security Registrar

Initially, the Trustee will act as paying agent and registrar. The Company may appoint and change any paying agent or registrar without notice to the Holders. The Company may act as paying agent or registrar.

6.	Indenture

The Company issued the Notes under an Indenture dated as of May 18, 2009 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”), as supplemented by Supplemental Indenture No. 4 dated as of December 5, 2024 (the “Supplemental Indenture”), by and between the Company and the Trustee (the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of the Supplemental Indenture (the “Act”). Capitalized terms used herein and defined in the Indenture but not defined herein have the respective meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes issued on the Original Issue Date will be treated as a single class for all purposes under the Indenture.

7.	Optional Redemption

The Company may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv) a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after December 5, 2024, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on December 5, 2024, in the case of any rating agency that published a rating for the Company as of December 5, 2024, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after December 5, 2024 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

The Trustee shall have no duty to calculate the redemption price.

8.	Notice of Redemption

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed in accordance with Section 3.02 of the Indenture. In the case of a partial redemption, the Trustee will select the Notes to be redeemed by lot or, in the case of Notes in book-entry form represented by one or more Global Notes, by such other customary method prescribed by the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary, which may be on a pro rata pass-through distribution of principal basis. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If, at the time a notice of redemption is given, (i) the Company has not effected satisfaction and discharge of the Notes pursuant to Article V of the Base Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the Business Day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Company will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.

9.	Additional Notes

The Company may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same terms (except for the price to public, the issue date and the initial interest accrual date and the first Interest Payment Date, as applicable), so that such additional Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes will have the same CUSIP number as the Notes being authenticated on the date hereof, provided that such additional Notes are part of the same issue as the Notes being authenticated on the date hereof for U.S. federal income tax purposes. If such additional Notes are not part of the same issue for U.S. federal income tax purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

10.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period of fifteen (15) Business Days before a selection of Notes to be redeemed.

11.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or paying agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or the paying agent for payment.

13.	Satisfaction and Discharge

Under the Indenture, the Company can terminate its obligations with respect to the Notes not previously delivered to the Trustee for cancellation when those Notes have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving notice of redemption. The Company may terminate its obligations with respect to the Notes by depositing with the Trustee, as funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the Notes. In that case, the Indenture will cease to be of further effect and the Company’s obligations will be satisfied and discharged with respect to the Notes (except as to the Company’s obligations to pay all other amounts due under the Indenture and to provide certain Officers’ Certificates and Opinions of Counsel to the Trustee). At the expense of the Company, the Trustee will execute proper instruments acknowledging the satisfaction and discharge.

14.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 33% in principal amount of such series then outstanding may declare all the Notes to be due and payable immediately.

Neither the Trustee nor the Holders of the Notes shall be entitled to declare the principal of or accrued and unpaid interest on the Notes to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (c) of Section 6.1 of the Indenture as amended by Supplemental Indenture No. 4, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Notes; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (c) of Section 6.1 of the Indenture as amended by Supplemental Indenture No. 4 with respect to the Notes shall have occurred and shall be continuing, the Trustee and the Holders of the Notes may exercise the other rights and remedies available under the Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) signs the certificate of authentication on the other side of this Note in accordance with requirements set forth in the Indenture.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the applicable CUSIP number to be printed on the Notes and has directed the Trustee to use such CUSIP number in any notice of redemption as a convenience to the Holders. To the extent such number has been issued, the Company has caused the applicable ISIN number to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONTRARY CONFLICT OF LAWS OR CHOICE OF LAWS PROVISIONS OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Evergy, Inc.

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

ASSIGNMENT FORM

To assign this Note, fill in the form below: I or

we assign and transfer this Note to

(Print or type assignee’s name, address and zip

code) (Insert assignee’s soc. Sec. or tax I.D. No.)

and irrevocably appoint            agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.